Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS 27 PERCENT INCREASE IN SALES FOR
FISCAL 2009 THIRD QUARTER
— Results for Quarter Impacted by Non-Cash Charges for Goodwill Impairment
and Currency Adjustment —
     LOS ANGELES, CA – February 9, 2009 – Motorcar Parts of America, Inc. (NasdaqGM: MPAA) today reported a 27 percent increase in sales for its fiscal 2009 third quarter – due primarily to an aging vehicle population and demand for its non-discretionary automotive aftermarket components.
     Net sales for the fiscal 2009 third quarter ended December 31, 2008 were $35.8 million compared with $28.2 million for the same period last year. Gross profit for the fiscal 2009 third quarter increased 35.3 percent to $10.1 million from $7.5 million for the same period a year ago. Gross margin was 28.3 percent for the fiscal 2009 third quarter compared with 26.6 percent a year earlier, due primarily to increased sales, lower manufacturing costs and increased operating efficiencies — which were partially offset by the impact of a significant reduction in scrap metal commodity prices in the fiscal 2009 third quarter.
     Operating income for the fiscal 2009 third quarter was $509,000 compared with $842,000 a year ago – reflecting the impact of a non-cash goodwill impairment charge of $2.1 million, or $0.11 per diluted share, and a non-cash charge of $1.35 million, or $0.07 per diluted share, recorded in general and administrative expenses to adjust for a significant decline in the value of the Mexican Peso as it related to foreign exchange currency contracts.
     As a result of the items noted above, the company reported a net loss for its fiscal 2009 third quarter of $314,000, or $0.03 share, compared with a net loss of $183,000, or $0.02 per share, for the comparable period a year earlier.
     Net sales for the fiscal 2009 nine-month period were $104.9 million compared with $97.4 million a year ago. Gross profit for the fiscal 2009 nine-month period was $33.5 million compared with $25.9 million a year earlier, with gross margin of 31.9 percent and 26.6 percent for the fiscal 2009 and fiscal 2008 nine-month periods, respectively.
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Tribecca Plaza • 12233 West Olympic Boulevard Suite 258 • Los Angeles, California 90064
telephone 310.442.9852

facsimile   310.442.9855

Motorcar Parts of America, Inc.
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     Operating income for the same period increased 51.0 percent to $11.3 million from $7.5 million a year earlier, despite being impacted by a non-cash charge of $1.7 million, or $0.09 per diluted share, due to the significant decline in the value of the Mexican Peso, and the $2.1 million non-cash goodwill impairment charge, as described above.
     Net income for the fiscal 2009 nine-month period increased sharply to $5.0 million, or $0.42 per diluted share, from $1.9 million, or $0.16 per diluted share, a year ago.
     “Recent industry reports indicate there are bright spots within the automotive aftermarket sector, as consumers delay new car purchases. This clearly bodes well for non-discretionary aftermarket parts, such as alternators and starters, and we look forward to further market expansion opportunities from current and new customers, as well as contributions from appropriate acquisitions that would benefit from the company’s available capacity and low-cost manufacturing structure,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts.
     “Unfortunately, our fiscal 2009 third quarter results were impacted by current stock market conditions that resulted in the company’s market capitalization being significantly less than book value. Under applicable accounting standards, this situation has resulted in a non-cash write–off of our goodwill – resulting in a net loss for the quarter. Other than the two non-cash write-downs, the company experienced a very strong third quarter,” Joffe said.
     Joffe noted the company’s third quarter resulted in net cash generated by operating activities of $5.9 million.
     Separately, the company announced its credit agreement with Union Bank, NA has been extended to April 15, 2010. At December 31, 2008, the balance of the revolving loan was $14.4 million after a $3.2 million pay-down by the company during the quarter.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations for its fiscal 2009 third quarter. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (877)-718-5095 (domestic) or (719)-325-4758 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from approximately 1:00 p.m. Pacific time on Monday, February 9, 2009 through 9:00 p.m. Pacific time on Monday, February 16, 2009 by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 4312256.
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Motorcar Parts of America, Inc.
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About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2008 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$35,802,000	$28,182,000	$104,944,000	$97,443,000
Cost of goods sold	25,672,000	20,694,000	71,428,000	71,509,000

Gross profit	10,130,000	7,488,000	33,516,000	25,934,000
Operating expenses:
General and administrative	5,460,000	5,520,000	14,634,000	15,034,000
Sales and marketing	1,555,000	824,000	3,911,000	2,551,000
Research and development	515,000	302,000	1,558,000	852,000
Impairment of goodwill	2,091,000	—	2,091,000	—

Total operating expenses	9,621,000	6,646,000	22,194,000	18,437,000

Operating income	509,000	842,000	11,322,000	7,497,000
Other expense (income):
Interest expense	1,204,000	1,292,000	3,188,000	4,494,000
Interest income	(1,000)	(35,000)	(19,000)	(50,000)

Income (loss) before income tax expense (benefit)	(694,000)	(415,000)	8,153,000	3,053,000
Income tax expense (benefit)	(380,000)	(232,000)	3,115,000	1,179,000

Net income (loss)	$(314,000)	$(183,000)	$5,038,000	$1,874,000

Basic net income (loss) per share	$(0.03)	$(0.02)	$0.42	$0.17

Diluted net income (loss) per share	$(0.03)	$(0.02)	$0.42	$0.16

Weighted average number of shares outstanding:

Basic	11,962,021	12,061,087	12,006,619	11,341,291

Diluted	11,962,021	12,061,087	12,101,685	11,724,168

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2008	March 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash	$878,000	$1,935,000
Short-term investments	298,000	373,000
Accounts receivable — net	10,637,000	2,789,000
Inventory— net	26,763,000	32,707,000
Inventory unreturned	4,398,000	4,124,000
Deferred income taxes	5,856,000	5,657,000
Prepaid expenses and other current assets	1,189,000	1,608,000

Total current assets	50,019,000	49,193,000
Plant and equipment — net	14,436,000	15,996,000
Long-term core inventory	63,870,000	50,808,000
Long-term core inventory deposit	23,660,000	22,477,000
Long-term accounts receivable	—	767,000
Long-term deferred income taxes	2,182,000	1,357,000
Intangible assets — net	2,766,000	—
Other assets	844,000	810,000

TOTAL ASSETS	$157,777,000	$141,408,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,518,000	$32,401,000
Note payable	1,014,000	—
Accrued liabilities	1,421,000	2,200,000
Accrued salaries and wages	2,673,000	3,396,000
Accrued workers’ compensation claims	1,983,000	2,042,000
Income tax payable	1,447,000	392,000
Line of credit	14,400,000	—
Deferred compensation	298,000	373,000
Deferred income	133,000	133,000
Other current liabilities	1,633,000	448,000
Current portion of capital lease obligations	1,674,000	1,711,000

Total current liabilities	55,194,000	43,096,000
Deferred income, less current portion	22,000	122,000
Deferred core revenue	4,320,000	2,927,000
Deferred gain on sale-leaseback	974,000	1,340,000
Other liabilities	315,000	265,000
Capitalized lease obligations, less current portion	1,850,000	2,565,000

Total liabilities	62,675,000	50,315,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 11,962,021 and 12,070,555 shares issued and outstanding at December 31, 2008 and March 31, 2008, respectively	120,000	121,000
Additional paid-in capital	92,395,000	92,663,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Shareholder note receivable	—	(682,000)
Accumulated other comprehensive (loss) income	(1,082,000)	360,000
Accumulated earnings (deficit)	1,790,000	(3,248,000)

Total shareholders’ equity	95,102,000	91,093,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$157,777,000	$141,408,000